Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑211940, 333‑196646, 333‑184181, 333‑176174, 333‑171244, 333‑159592, and 333‑149662 on Form S‑8, Registration Statement Nos.333‑205353, 333‑195855, 333‑183313, 333‑171944, 333‑170503, 333‑171052, 333‑166011, and 333‑158516 on Form S‑3, and Registration Statement Nos.  333‑215590 and 333‑123704 on Form S‑1 of our report dated March 8, 2017, relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary, appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
March 8, 2017